UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 3, 2020

Monarch Casino & Resort, Inc.

(Exact name of registrant as specified in its charter)

Nevada	0-22088	88-0300760
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

3800 South Virginia Street, Reno, Nevada	89502
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:  (775) 335-4600

Not applicable.

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading	Name of each exchange on which registered
Common Stock, $0.01 par value	MCRI	The Nasdaq Stock Market LLC (Nasdaq-GS)

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01Entry into a Material Definitive Agreement.

On September 3, 2020, Monarch Casino & Resort, Inc. (the “Company”) entered into the Fourth Amended and Restated Credit Agreement with Wells Fargo Bank, N.A., as administrative agent and certain banks (the “Fourth Amended Credit Facility”). The Fourth Amended Credit Facility amends and restates the Company’s $250.0 million credit facility, dated as of July 20, 2016 (filed as Exhibit 10.04 to the Company’s Form 10-K filed on July 21, 2016) (the “Amended Credit Facility”). As of September 2, 2020, the Company had an outstanding principal balance of $191.3 million under the Amended Credit Facility; this balance, along with various costs related to the preparation and closing of the Fourth Amended Credit Facility, were carried into the Fourth Amended Credit Facility at closing, and classified as long-term debt.

The Fourth Amended Credit Facility extends the maturity date of the Amended Credit Facility from July 20, 2021 to September 3, 2023. In addition, the Fourth Amended Credit Facility increases the aggregate principal amount of the credit facilities to $270.0 million. The Company may use borrowings from the Fourth Amended Credit Facility to pay for costs to be incurred for the completion of the expansion project of Monarch Casino Black Hawk in Black Hawk, Colorado, for ongoing working capital needs and for general corporate purposes.

The $270.0 million Fourth Amended Credit Facility consists of: $200 million term loan (“Term Loan Facility”) and $70 million revolving credit facility (“Revolving Credit Facility”). On the terms and subject to certain conditions thereunder, the Company may request an increase of up to an additional $75.0 million under the Revolving Credit Facility. The Company is required to make quarterly principal payments under the Term Loan Facility, commencing on December 31, 2020, in an amount equal to (x) the percentage set in the Fourth Amended Credit Facility (i.e., 1.25% for the period from December 31, 2020 to September 30, 2021, and 2.50% for the period from December 31, 2021) multiplied by (y) $200.0 million. Commencing with the delivery of the compliance certificate for fiscal year 2021, the Company may be required to prepay borrowings under the Fourth Amended Credit Facility using excess cash flows for each fiscal year, depending on the Company’s leverage ratio.

The interest rate under the Fourth Amended Credit Facility is LIBOR (the London Interbank Offered Rate) plus a margin ranging from 1.75% to 3.25%, or a base rate (as defined in the Fourth Amended Credit Facility) plus a margin ranging from 0.75% to 2.25%. The applicable margins will vary depending on the Company’s leverage ratio. There will be a LIBOR floor of 0.50%. The Fourth Amended Credit Facility also provides for benchmark replacement mechanics in respect of the discontinuation of LIBOR.

The Company’s obligations under the Fourth Amended Credit Facility are secured by substantially all of the Company’s assets. The Fourth Amended Credit Facility includes customary covenants and events of default. Commencing on December 31, 2020, the Company should comply with the following financial covenants: maximum total leverage ratio, minimum fixed charge coverage ratio and minimum operational liquidity.

The foregoing summary of the Fourth Amended Credit Facility does not purport to be complete and is qualified in its entirety by reference to the Fourth Amended Credit Facility.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

To the extent required by Item 2.03 of Form 8-K, the information regarding the Fourth Amended Credit Facility set forth under Item 1.01 of this Current Report on Form 8-K is incorporated by reference in this Item 2.03.

Item 9.01Financial Statements and Exhibits.

(d)Exhibits.

Exhibit No.Description

10.13*

Fourth Amended and Restated Credit Agreement, dated as of September 3, 2020, among Monarch Casino & Resort, Inc., Golden Road Motor Inn, Inc. and Monarch Growth Inc., as Borrowers, the Lenders named therein, and Wells Fargo Bank, National Association, as Administrative Agent, L/C Issuer and Swing Line Lender

104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

9
Monarch Casino and Resort, Inc.

Date: September 4, 2020	/s/ Edwin S. Koenig
Edwin S. Koenig, Chief Accounting Officer
(Principal Financial and Accounting Officer and Duly Authorized Officer)